Skullcandy Announces Second Quarter 2014 Financial Results
PARK CITY, UTAH – July 31, 2014 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the second quarter ended June 30, 2014.
Second quarter results versus same quarter in prior year

•	Net sales: $53.9 million vs. $50.8 million

•	Gross margin: 45.0% vs. 44.9%

•	Selling, general and administrative expense: $22.9 million vs. $24.0 million

•	Net income (loss) per diluted share: $0.06 vs. $(0.02)

“We continue to excite our consumer through great new products combined with our authentic brand born from innovation, creativity, music, and sports.  The successful actions the team has taken toward achieving our key objectives resulted in solid full priced selling and second quarter profitability that exceeded expectations,” commented Hoby Darling, President and Chief Executive Officer. “While we delivered a solid second quarter performance, I am even more excited for the back half of the year when we launch our ultra-secure Sports Performance line with Sticky Gel technology and bring to the market some of the most bombproof and fun wireless products on the market.  Most importantly, the investments we are making in our team, culture, demand creation, and innovation, are positioning Skullcandy for long-term growth and sustained leadership.”
Net sales in the second quarter of 2014 increased 6.0% to $53.9 million from $50.8 million in the same quarter of the prior year. Domestic (U.S.) net sales increased 6.0% to $39.5 million from $37.2 million in the same quarter of the prior year. International (Non U.S.) net sales increased 6.1% to $14.4 million from $13.6 million in the same quarter of the prior year primarily due to increased sales in Canada, and to a lesser extent Mexico and China.
Gross profit in the second quarter of 2014 increased 6.3% to $24.2 million from $22.8 million in the same quarter of the prior year. Gross margin was 45.0% in the second quarter of 2014 compared to 44.9% in the same quarter.
Selling, general and administrative (SG&A) expenses in the second quarter of 2014 decreased 4.3% to $22.9 million from $24.0 million in the same quarter of the prior year. The decrease in SG&A expenses is primarily due personnel expenses, licensing royalties and co-op expenses. As a percentage of net sales, SG&A expenses were 42.6% compared to 47.2% in the same quarter of the prior year.
Net income attributable to the Company in the second quarter of 2014 was $1.6 million, or $0.06 per diluted share, based on 28.5 million diluted weighted average common shares outstanding. Net loss attributable to the Company in the same quarter of the prior year was $(0.6) million, or $(0.02) per diluted share, based on 27.7 million diluted weighted average common shares outstanding.
Balance Sheet Highlights
As of June 30, 2014, cash and cash equivalents totaled $44.1 million compared to $38.8 million as of December 31, 2013. The Company continued to have no outstanding debt. Accounts receivable decreased 24% to $43.8 million as of June 30, 2014 from $57.5 million as of December 31, 2013, which is consistent with the seasonality of our business. Inventory increased 26% to $50.8 million as of June 30, 2014 from $40.3 million as of December 31, 2013, in order to prepare for the back-to-school and holiday seasons.
2014 Full Year and Third Quarter Financial Outlook

For the full year 2014, the Company still forecasts net sales to increase in the mid to high single digit percentage range over 2013 levels. However, the Company is providing guidance for GAAP operating income of $8.3 million to $9.7 million and increasing guidance for net income on a GAAP fully-diluted per share basis to a range of $0.22 to $0.26 per share.

For the third quarter of 2014, the Company currently forecasts net sales to increase between 7% to 9% over 2013 levels and net income on a GAAP fully-diluted per share basis of $0.02 to $0.05.
Call Information
A conference call to discuss the second quarter of 2014 results is scheduled for today, July 31, 2014, at 4:30 PM Eastern Time / 2:30 PM Mountain Time. A broadcast of the call will be available on the Company’s website, www.skullcandy.com. In addition, a replay of the call will be available shortly after the conclusion of the call and remain available through August 7, 2014. To access the telephone replay, listeners should dial (877) 870-5176 or (858) 384-5517 and entering conference ID number 13586920.
About Skullcandy, Inc.
Skullcandy is the original lifestyle and performance audio brand inspired by the creativity and irreverence of youth culture. Skullcandy designs, markets and distributes audio and gaming headphones and other accessory related products under the Skullcandy, Astro Gaming and 2XL brands. Skullcandy was launched in 2003 and quickly became one of the world's most distinct audio brands by bringing unique technology, color, character and performance to an otherwise monochromatic space; helping to revolutionize the audio arena by introducing headphones, earbuds and other audio and wireless lifestyle products that possess unmistakable style and exceptional performance. The Company's products are sold and distributed through a variety of channels in the U.S. and approximately 80 countries worldwide, including the company's website at www.skullcandy.com.
Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s anticipated future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the “Risk Factors” section of the 2013 10-K filed with the Securities and Exchange Commission ("SEC") on March 14, 2014, first quarter 2014 10-Q filed with the SEC on May 9, 2014 and in any subsequent reports the Company files with the SEC. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise
Contacts
ICR
Brendon Frey / Joe Teklits
203-682-8200
Brendon.Frey@icrinc.com
Joseph.Teklits@icrinc.com

-Financial Tables Follow-

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, except share and per share information)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net sales	$53,861	$50,789	$92,941	$87,839
Cost of goods sold	29,632	28,004	50,549	48,568
Gross profit	24,229	22,785	42,392	39,271
Selling, general and administrative expenses	22,928	23,951	45,008	50,262
Income (loss) from operations	1,301	(1,166)	(2,616)	(10,991)
Other (income) expense	(375)	(249)	(205)	290
Interest expense	181	111	192	214
Income (loss) before income taxes and noncontrolling interests	1,495	(1,028)	(2,603)	(11,495)
Income tax expense (benefit)	(85)	(339)	(791)	(3,726)
Net income (loss)	1,580	(689)	(1,812)	(7,769)
Net income (loss) attributable to noncontrolling interests	(8)	54	(79)	87
Net income (loss) attributable to Skullcandy, Inc.	$1,572	$(635)	$(1,891)	$(7,682)
Net income (loss) per common share attributable to Skullcandy, Inc.
Basic	$0.06	$(0.02)	$(0.07)	$(0.28)
Diluted	0.06	(0.02)	(0.07)	(0.28)
Weighted average common shares outstanding
Basic	28,041,146	27,719,081	27,940,219	27,709,974
Diluted	28,506,538	27,719,081	27,940,219	27,709,974

SKULLCANDY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
(unaudited)

	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$44,065	$38,835
Accounts receivable, net	43,796	57,549
Inventories	50,826	40,284
Prepaid expenses and other current assets	7,389	4,663
Deferred taxes	3,507	4,097
Total current assets	149,583	145,428
Property and equipment, net	9,464	10,021
Intangibles	9,528	10,979
Goodwill	13,867	13,867
Deferred financing fees	41	224
Deferred taxes	2,499	2,395
Total assets	$184,982	$182,914
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$19,854	$16,565
Accrued liabilities	20,237	22,838
Deferred taxes	490	55
Total current liabilities	40,581	39,458
Deferred taxes	1,575	1,742
Stockholders’ equity:
Common stock	3	3
Treasury stock	(43,294)	(43,294)
Additional paid-in capital	134,265	131,428
Accumulated other comprehensive income (loss)	(84)	(171)
Retained earnings	51,291	53,182
Total Skullcandy stockholders’ equity	142,181	141,148
Noncontrolling interests	645	566
Total stockholders’ equity	142,826	141,714
Total liabilities and stockholders’ equity	$184,982	$182,914

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Six months ended June 30,
	2014	2013
Cash flows from operating activities:
Net loss	$(1,812)	$(7,769)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,615	4,394
Loss on disposal of property and equipment and intangible assets	690	1,979
Provision for doubtful accounts	716	1,076
Deferred income taxes	754	(995)
Noncash interest expense	184	120
Amortization of stock-based compensation expense	1,415	2,059
Changes in operating assets and liabilities:
Accounts receivable	13,014	33,257
Inventories	(10,519)	(9,555)
Prepaid expenses and other current assets	(1,315)	2,681
Accounts payable	3,268	(6,933)
Accrued liabilities	(3,890)	(8,200)
Net cash provided by operating activities	7,120	12,114
Cash flows from investing activities:
Purchase of property and equipment	(3,297)	(1,890)
Purchase of intangible assets	—	(17)
Net cash used in investing activities	(3,297)	(1,907)
Cash flows from financing activities:
Proceeds from exercise of stock options	1,728	115
Income tax benefit (detriment) from stock option exercises and expirations	(316)	5
Net cash provided by financing activities	1,412	120
Effect of exchange rate changes on cash and cash equivalents	(5)	36
Net increase (decrease) in cash and cash equivalents	5,230	10,363
Cash and cash equivalents, beginning of period	38,835	19,345
Cash and cash equivalents, end of period	$44,065	$29,708
Supplemental cash flow information:
Cash paid for interest	$—	$1
Cash paid for income tax	1,365	5,803

SKULLCANDY, INC.
SEGMENT INFORMATION
(unaudited)
On June 30, 2014, we began certain organizational changes to align with how our Chief Operating Decision Makers review performance and make decisions in managing the Company. We manage our business in two segments which are comprised of Domestic and International. The Domestic segment primarily consists of Skullcandy and Astro Gaming product sales to customers in the United States. The international segment primarily includes Skullcandy product sales to customers in Europe, Asia, Canada, Mexico (through the Company’s joint venture), and all other geographic areas outside the United States that are served by the Company’s International operations.

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net sales
Domestic	$39,458	$37,216	$65,581	$63,443
International	14,403	13,573	27,360	24,396
Consolidated net sales	53,861	50,789	92,941	87,839
Gross profit
Domestic	17,519	16,845	29,934	28,496
International	6,710	5,940	12,458	10,775
Consolidated gross profit	24,229	22,785	42,392	39,271
Consolidated selling general and administrative expenses	22,928	23,951	45,008	50,262
Consolidated income (loss) from operations	$1,301	$(1,166)	$(2,616)	$(10,991)